EXHIBIT 11.1                 CITYSCAPE FINANCIAL CORP.
                        COMPUTATION OF EARNINGS PER SHARE



                                                          THREE MONTHS ENDED            SIX MONTHS ENDED
                                                               JUNE 30,                      JUNE 30,
                                                     --------------------------    --------------------------
                                                         1996           1995          1996           1995
                                                     -----------    -----------    -----------    -----------
          PRIMARY

NET EARNINGS APPLICABLE TO COMMON STOCK              $11,125,996    $ 2,377,792    $20,399,140    $ 3,427,028
                                                     ===========    ===========    ===========    ===========
Weighted average common shares                        29,399,898     20,216,504     29,170,432     20,216,504

Adjustment to common shares:
     Assume exercise of stock options or warrants      1,052,150      1,865,124        981,635      1,865,124
                                                     -----------    -----------    -----------    -----------
WEIGHTED AVERAGE PRIMARY SHARES                       30,452,048     22,081,628     30,152,067     22,081,628
                                                     ===========    ===========    ===========    ===========
EARNINGS PER COMMON SHARE                            $      0.37    $      0.11    $      0.68    $      0.16
                                                     ===========    ===========    ===========    ===========



                                                    THREE MONTHS ENDED      SIX MONTHS ENDED
                                                       JUNE 30, 1996          JUNE 30, 1996
                                                        -----------           -----------
      FULLY DILUTED (1)

Net earnings applicable to common stock                 $11,125,996           $20,399,140

Adjustment to net earnings:
   Add:  After-tax interest expense from Convertible
                Debentures                                  800,353               800,353
                                                        -----------           -----------
ADJUSTED NET EARNINGS APPLICABLE TO COMMON STOCK        $11,926,349           $21,199,493
                                                        ===========           ===========

Weighted average common shares                           29,399,898            29,170,432

Adjustment to common shares:
     Assume conversion of Convertible Debentures          3,309,786             1,654,892
     Assume exercise of stock options                     1,132,255             1,115,369
                                                        -----------           -----------
WEIGHTED AVERAGE PRIMARY SHARES                          33,841,939            31,940,693
                                                        ===========           ===========
EARNINGS PER COMMON SHARE                               $      0.35           $      0.66
                                                        ===========           ===========


(1) Fully diluted earnings per share were not presented for the 1995 periods because the Convertible Debentures were not issued until 1996.